EXHIBIT 11
                             SMITHFIELD FOODS, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE


Income and the number of shares used in the computation of net income per common and common equivalent shares were computed as follows:

                                                      52 Weeks            52 Weeks            52 Weeks
                                                       Ended               Ended               Ended
Income                                             April 27, 1997      April 28, 1996      April 30, 1995
------                                             --------------      --------------      --------------
Income from continuing operations,                    $44,937,000        $19,786,000         $31,915,000
Dividends on preferred stock                            1,238,000          1,152,000             675,000
                                                      -----------        -----------         -----------
Income from continuing operations available to
   common shareholders                                 43,699,000         18,634,000          31,240,000
Loss from discontinued operations                               -         (3,900,000)         (4,075,000)
Net income available to common shareholders           $43,699,000        $14,734,000         $27,165,000
                                                      ===========        ===========         ===========

Shares
------
Weighted average common shares:
Outstanding                                            18,113,000         16,962,000          16,397,000
Incremental common share equilavents for stock
   options and dilutive preferred shares                  572,000            568,000             662,000
                                                      -----------        -----------         -----------
Weighted average common shares used for
   computation                                          8,685,000         17,530,000          17,059,000
                                                      ===========        ===========         ===========

Income (loss) per common share:
   Continuing operations                              $      2.34        $      1.06         $      1.83
   Discontinued operations                                                      (.22)               (.24)
                                                      -----------        -----------         -----------
                                                                -
   Net income                                         $      2.34        $       .84         $      1.59
                                                      ===========        ===========         ===========